Exhibit 10.42

November 4, 2008

Christopher M. Franey

PGA West

80448 Riviera Blvd.

La Quinta, CA 92253

Dear Christopher:

On behalf of ACCO Brands Corporation (“ACCO Brands”), I’m very pleased to confirm our employment offer to you for the position of President, Computer Products Group reporting to Robert Keller, Chief Executive Officer. Your start date will be December 11, 2008 or as mutually agreed upon if this date should need to change. Your primary work location will be the Kensington office in Redwood Shores, CA. The details of our employment offer are as follows:

•	Base Salary: Your annual base salary will be $320,000, payable bi-weekly, less applicable taxes and withholdings.

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Short-term Incentive: You will participate in the annual ACCO Brands Management Incentive Plan (MIP) with a target award opportunity of 50% of your annual base salary beginning with the 2009 MIP Plan year. Actual awards are based on actual eligible base salary earnings and will range from 0% to 200% of the target award, depending upon actual performance against standards established by, and at the discretion of, the Compensation Committee of ACCO Brands’ Board of Directors (Compensation Committee).

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Long-Term Incentive: You will be eligible to participate in the ACCO Brands Long-term Incentive Plan (LTIP). The plan is an equity-based, 4-year rolling plan, with an incentive grant typically made once each year. The award opportunity for Presidents at your level consists of Performance Share Units (PSUs), Restricted Stock Units (RSUs), and Stock Options (SOs). The value of your initial grant will be commensurate with those awarded to your peers and as determined by the Compensation Committee. For the 2008 plan year, you will be granted 9,940 PSUs (2008-2010 Performance Period), 4,530 RSUs, and 9,600 SOs, subject to approval by the Compensation Committee. Plan details will be provided at the time of your grant, as soon as administratively possible after your start date, and approval by the Compensation Committee. The SO exercise price will be the greater of $14.02 or the average of the high-low market price of ABD stock as traded on the NYSE on the date of the grant.

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Sign-On Bonus: You will receive a one-time sign-on bonus of $76,500.00, less applicable taxes and withholdings. This sign-on bonus represents the 2008 second half bonus you might have received had you remained at your previous employer and is in lieu of any pro-rata 2008 MIP at ACCO Brands. It will be payable to you on the next scheduled payroll cycle following the successful completion of thirty (30) days of employment. Should you decide to leave ACCO Brands voluntarily during the first twelve (12) months of employment, you will be required to repay this sign-on bonus on a pro-rata basis.

•	Auto Allowance: You will be enrolled in the Executive Auto Allowance Program. Your annual allowance under this program will be $13,992.00, payable bi-weekly less applicable taxes and withholdings.

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Relocation Package: To assist you in your relocation from La Quinta, California, you are eligible for the executive benefits which are described in full detail in the Relocation Program materials enclosed with this Offer Letter. For your convenience, we have also attached a brief synopsis of ACCO Brands relocation benefits for your review. You will have one (1) year from your start date to initiate and use the benefits under this plan. Please note these benefits are provided only upon the condition that, in the event you voluntarily terminate your employment within one (1) year of your start date, you will immediately repay ACCO Brands in full its out-of-pocket expenses and other applicable expenses incurred in connection with your relocation. Should you voluntarily terminate your employment during the second year of your employment, one-half (1/2) of those out-of-pocket expenses and other applicable expenses would need to be repaid to ACCO Brands.

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Employee Benefits: As an ACCO Brands employee, you will be eligible to participate in our health, welfare, and retirement benefit programs, including term life insurance up to two times base salary. The materials outlining these programs are enclosed. In addition, you will be eligible to receive four (4) weeks annual vacation benefits. For 2008, you will receive pro-rata vacation benefits based upon your start date.

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Severance Benefits: You will be eligible to receive severance benefits under the ACCO Brands Corporation Executive Severance Plan, effective December 1, 2007, subject to approval by the Compensation Committee.

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Contingency: Our employment offer is contingent upon a satisfactory background check and drug screening results, as well as confirmation of your eligibility to work in the United States. You must submit to a drug test within three (3) days of receipt of this Offer Letter. Please refer to the enclosed Drug Testing Procedure for specifics – no advance appointment is necessary.

This Offer Letter is not intended to constitute a contract of employment. Employment with ACCO Brands is “at-will” and subject to termination by you or ACCO Brands at any time, with or without cause or prior notice. Nothing in this Offer Letter or in any of the accompanying materials alters this “at-will” relationship.

Prior to your first day of employment, please complete the enclosed forms in the New Hire Packet and bring them with you on your start date. You must also provide documentation of your legal right to work in the United States. Please contact Chad Harcus, at (847) 484-3191 if you have any questions.

Please acknowledge your understanding and acceptance of our employment offer by signing and returning one (1) copy of this Offer Letter in the enclosed envelope within three (3) business days. Please keep the second copy for your personal records.

The Human Resources Representative for your group will be contacting you to confirm your start date and who you should ask for on your first day of work. You will spend the first part of your day with the Human Resources Representative reviewing company benefits and completing appropriate documents.

Christopher, we are excited about you joining the ACCO Brands Team. I’m confident that ACCO Brands can offer you the opportunity to build a rewarding career and contribute to our business success.

Sincerely yours,

/s/ David L. Kaput
David L. Kaput
SVP & Chief HR Officer

Accepted by:	/s/ Christopher M. Franey	Date:	November 14, 2008
Christopher M. Franey

Enclosures

cc:	Robert Keller

Sean Nelson

Dave McCabe

Chad Harcus